EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-71134) of Coterra Energy Inc. of our report dated June 28, 2022, relating to the financial statements and supplemental schedules of the Cabot Oil & Gas Corporation Savings Investment Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Denver, Colorado

June 28, 2022